As filed with the Securities and Exchange Commission on June 9, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Core Molding Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware      31-1481870
(State or Other Jurisdiction of      (I.R.S. Employer
Incorporation or Organization) Identification No.)

800 Manor Park Drive,
Columbus, Ohio 43228-0183
(Address of Principal Executive Offices) (Zip Code)

Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan
Core Molding Technologies, Inc. Employee Stock Purchase Plan
(Full Title of the Plan)

David L. Duvall
President and Chief Executive Officer
800 Manor Park Drive
Columbus, OH 43228-0183
(614) 870-5000

(Name, Address and Telephone of Agent for Service)

Copies to:
Aaron A. Seamon, Esq.
Squire Patton Boggs (US) LLP
41 South High Street, Suite 2000
Columbus, OH 43215
(614) 365-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

Core Molding Technologies, Inc. (the “Registrant” or the “Company”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register 410,000 shares of common stock, par value $0.01 per share (“Common Stock”) of the Company under the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan (“Incentive Plan”). The Incentive Plan replaced the Company’s 2006 Long-Term Equity Incentive Plan and carried forward the 514,823 unused shares of Common Stock available for issuance under the Company’s 2006 Long-Term Equity Incentive Plan, effective May 13, 2021, for which a related previously filed registration statement on Form S-8 is effective.

This Registration Statement also relates to the registration of an additional 150,000 shares of Common Stock under the Core Molding Technologies, Inc. Employee Stock Purchase Plan, as amended and restated (the “Purchase Plan”), approved by the Registrant’s stockholders on May 11, 2023. The Purchase Plan was originally approved by the stockholders of the Company on April 15, 2002 and amended by the stockholders of the Company on April 17, 2006. The effective date of the amended and restated Plan was May 11, 2023.

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants of the Plan of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended the (“Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Commission on March 14, 2023 (File No. 001-12505);
(2)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, as filed with the Commission on May 9, 2023 (File No. 001-12505);
(3)	The Company’s Current Reports on Form 8-K, as filed with the Commission on March 14, 2023 and May 12, 2023; and
(4)
The description of the Company’s Common Stock set forth in the Company’s Form S-4 as filed with the Commission on November 8, 1996, as updated by Exhibit 4 to the Company’s Form 10-K (File No. 001-12505) as filed with the Commission on March 14, 2023 pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company’s Certificate of Incorporation, as amended, contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving: any breach of the director’s duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; pursuant to Section 174 of the DGCL (unlawful dividends or unlawful stock purchase or redemption); or any transaction from which the director derives an improper personal benefit.

The Company’s Amended and Restated Bylaws, as amended, provide that the Company is required to indemnify its directors and officers, to the fullest extent permitted by law, for all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves at the Company’s request, subject to various conditions, and to advance funds to the Company’s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Company has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide the directors and officers with contractual rights to the indemnification and expense advancement rights provided under the Company’s amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

The Registrant has purchased insurance coverage under a policy which insures directors and officers against certain liabilities which might be incurred by them in such capacities.

Item 7. Exemption From Registration Claimed.
Not Applicable.

Item 8. Exhibits.

Exhibit
No. Description

4.1    Certificate of Incorporation of Core Molding Technologies, Inc. as filed with the Secretary of State of Delaware on October 8, 1996 (Incorporated by reference to Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (Registration No. 333-29203))

4.2    Certificate of Amendment of Certificate of Incorporation of Core Molding Technologies, Inc. as filed with the Secretary of State of Delaware on November 6, 1996 (Incorporated by reference to Exhibit 4(b) to the Company’s Registration Statement on Form S-8 (Registration No. 333-29203))

4.3    Certificate of Amendment of Certificate of Incorporation as filed with the Secretary of State of Delaware on August 28, 2002 (Incorporated by reference to Exhibit 3(a)(4) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)

4.4    Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock as filed with the Secretary of State of Delaware on April 21, 2020 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 22, 2020)

4.5    Amended and Restated By-Laws of Core Molding Technologies, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 4, 2008)

4.6    Amendment No. 1 to the Amended and Restated By- Laws of Core Molding Technologies, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 17, 2013)

5.1*    Opinion of Squire Patton Boggs (US) LLP

23.1*    Consent of Crowe LLP, Independent Registered Public Accounting Firm

23.2*    Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

24.1*    Power of Attorney of Core Molding Technologies, Inc.

99.1    Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan (Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2021)

99.2    Core Molding Technologies, Inc. Employee Stock Purchase Plan (Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2023)

107*    Filing Fee Table

*	Filed herewith.
Item 9. Undertaking.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 9th day of June, 2023.

CORE MOLDING TECHNOLOGIES, INC.
By:	/s/ John P. Zimmer
John P. Zimmer
Executive Vice President, Treasurer, Secretary and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in their indicated capacities, on this 9th day of June, 2023.

Signature	Title	Date
*	President, Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2023
David L. Duvall

/s/ John P. Zimmer	Executive Vice President, Treasurer, Secretary and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 9, 2023
John P. Zimmer

*	Director, Chairman of the Board	June 9, 2023
Thomas R. Cellitti

*	Director	June 9, 2023
James F. Crowley

*	Director	June 9, 2023
Ralph O. Hellmold

*	Director	June 9, 2023
Matthew E. Jauchius

*	Director	June 9, 2023
Sandra L. Kowaleski

*	Director	June 9, 2023
Andrew O. Smith

* The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors and officers of the registrant pursuant to powers of attorney executed by such directors.

By: /s/ John P. Zimmer
John P. Zimmer, Attorney-in-fact